                                                                    EXHIBIT 12.1


Diamond Brands Operating Corp.
Ratio of Earnings to Fixed Charges - Issuer

                                                          Year Ended December 31,                      Three Months Ended March 31,
                                                   -----------------------------------------------    ------------------------------
                                                                                         Pro forma                      Pro Forma
                                                    1993    1994    1995    1996   1997     1997         1997    1998      1998
                                                   ------  ------  ------  ------  ------  ------      ------   -----      -----
Earnings -
    Income before income taxes                     5,784   3,578   6,454  13,443  22,005   9,383       3,305    3,762        460
    Fixed charges                                    679     524   4,038   3,971   4,771  17,619       1,011    1,111      4,413
                                                   ------  ------  ------  ------  ------  ------      ------   -----     ------
        Total Earnings (A)                         6,463   4,102  10,492  17,414  26,776  27,002       4,316    4,873      4,873
                                                   ======  ======  ======  ======  ======  ======      ======   =====     ======

Fixed Charges -
    Interest                                         639     492   3,921   3,509   4,210  16,553         818      929      4,182
    Amortization of deferred financing costs           -       -      42     349     340     845         134      118        167
    Interest component of operating leases            40      32      75     113     221     221          59       64         64
                                                  ------  ------  ------  ------  ------  ------      ------    -----     ------
         Total fixed charges (B)                     679     524   4,038   3,971   4,771  17,619       1,011    1,111      4,413
                                                  ------  ------  ------  ------  ------  ------      ------    -----     ------
Ratio of Earnings to Fixed Charges
  (A divided by B)                                   9.5    7.8     2.6    4.4      5.6    1.5         4.3       4.4        1.1
                                                   ======  ======  ======  ======  ======  ======      ======   =====     ======

The ratio of earnings to fixed charges has been calculated by dividing income before taxes and fixed charges by fixed charges.
Fixed charges for this purpose include accretion of debt discounts, cash interest expense, amortization of deferred financing costs and one third of operating lease payments (the portion deemed to be representative of the interest factor).